Exhibit 10.1
September 12, 2019

Elias Nader
[*]

Dear Elias,

It is our pleasure to formally invite you to join the staff of Pixelworks Inc. as Vice President and Chief Financial Officer to be located in San Jose. Our employment offer is subject to Pixelworks’ normal personnel policies and our comprehensive benefit program. As discussed, the following items outline the terms of our offer.

You will report directly to me. This is an exempt position and your starting compensation will be as follows: bi-weekly rate of $11,153.85, equivalent to $290,000 on an annual basis.

As a Vice President, you will be eligible to participate in the 2019 Executive Bonus Plan at a potential payout of 50% of your base salary at target. Participation in the Executive Bonus Plan is subject to the terms and conditions of the plan, as described in the plan document, which will be provided to you separately.

We want you to share in the success of the company through stock participation. We are offering you 250,000 Restricted Stock Units (“RSU”), subject to the Board of Directors approval, pursuant to the Company's 2006 Stock Incentive Plan (the “Plan”) and the terms and conditions of the RSU Agreement. Subject to your continued employment to each vesting date, these RSU’s will vest at a rate of 25% per year: August 14, 2020, August 13, 2021, August 15, 2022 and August 15, 2023. The full details of the grant will be outlined in your stock agreement documentation. You will be eligible for future grants based on your performance, the performance of the Company and the approval of the Board of Directors. Shares of stock received by you under the Plan are subject to the stock retention requirements of Section 2.3 of the Plan.

You are also being offered the Change of Control and Severance Agreement in the form enclosed.

Our benefits, payroll, and other human resource management services are provided through TriNet HR Corporation, a professional employer organization. As a result of this arrangement, TriNet will be considered your employer of record for these purposes; however, I will be responsible for directing your work, reviewing your performance, setting your schedule and otherwise directing your work at Pixelworks.

Pixelworks pays bi-weekly, with pay dates every other Friday. Paychecks will include wages due through the two-week period (Sunday through Saturday) prior to the pay date. Should payday fall on a holiday, it will be paid on the previous workday.

Pixelworks extends this offer to you based solely on your skills, accomplishments and growth potential and not on any confidential or proprietary information you may have belonging to others, including your prior employers. We request that you not disclose to Pixelworks any such information, in the form of documents or otherwise.

You will also be subject to our policies applicable senior executives, including our Code of Business Ethics, Code of Ethics for Senior or Designated Financial Personnel, Policy Against Disclosure of Confidential Information and Insider Trading, and our Executive Compensation Recovery Policy. Enclosed is a Executive Compensation Recovery Policy Acknowledgement and Agreement (the “Compensation Recovery Agreement”) and as an officer subject to Section 16 of the Securities Exchange Act of 1934, your employment is conditioned on your execution of this agreement.

Enclosed is also our Proprietary Information and Inventions Agreement, all employees are required to sign this document prior to commencement of work. As with any new hire, under the Immigration Reform and Control Act of 1986 we will be required to confirm your eligibility to work in the United States within three days of your hire date.

Pixelworks is an at-will employer, and your employment will not be for any specific period of time. You are free to quit and the Company is free to terminate employment at any time, with or without cause. It is further understood that this at-will employment relationship can only be changed in a formal written employment contract signed by the Chief Executive Officer.

Please indicate your acceptance of this offer by signing and returning a copy of both this letter and the Compensation Recovery Agreement to our Human Resources department as soon as possible. Please note, we require receipt of this offer letter signed by you, a signed Compensation Recovery Agreement and completed Proprietary Information Agreement (enclosed) prior to placing you on the Pixelworks payroll. This offer will expire on September 15, 2019.

Finally, we request that you maintain confidentiality of the terms and conditions of this offer, except as required by law or for confidential financial disclosures.

We sincerely hope you find this employment offer attractive and look forward to welcoming you to the Pixelworks team. If you find that we can be of further assistance, please feel free to contact us with any questions.

Sincerely,

/S/ Todd A. DeBonis

Todd A. DeBonis
President and Chief Executive Officer

I accept this contingent offer of employment with Pixelworks Inc. and agree to the terms and conditions as stated above. I agree to commence employment on September 16, 2019.

Signed     /S/ Elias Nader
Elias Nader

Please send a copy of your signed offer letter in an envelope marked Confidential to:

Human Resources
Pixelworks Inc.
226 Airport Pkwy., Ste 595,
San Jose, CA 94110
Phone: 408-200-9200
Fax: 408-200-9299